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                                                                    Exhibit 10.7
                                                                    ------------

                                                     [Translation]



                                Lease Agreement



This Real Estate Agreement, entered on June 30, 1998 by and between the Lessor, Hyundai Electronics Industries Co., Ltd. (the "Lessor"), and the Lessee, ChipPAC Korea ("Lessee"), as follows:


Article 1. Description of Leased Premises

The real estate which is to be leased by the Lessor to the Lessee under this Agreement ("Leased Premises") shall be as follows. The details and location are indicated in particulars of the area of use and each drawing described in the Attachment 1 through Attachment 3:

     1. 32,250m/2/ of area which is described in the Attachment 1 within the building of the semiconductor assembly factory locating in Ami-ri San 136-1. Pubal-eup, Icheon, Kyunggi-do. (area for exclusive use:
          26,870m/2/, common area: 5,380m/2/)

     2. 4,212m/2/ of area which is described in the Attachment 2 within the Test House locating in Ami-ri San 136-1, Pubal-eup, Icheon, Kyunggi-do. (area for exclusive use: 3,445m/2/, common area: 767m/2/)

     3. Total 7,545m/2/ of the area which is described in the Attachment 3 within the Main Building locating in Bongmyung 2 dong 37-21, Heungduk-ku, Chungju, Choongchungbuk-do and the area of the ancillary building.

     4. 20,467m/2/ of area of the entire buildings 3, 4 and 5 of Chungwoon Dormitory locating in Ami-ri San 136-1. Pubal-eup, Icheon, Kyunggi-do.

     5. 2,855m/2/ of area of the dormitory building locating Bongmyung 2 dong 37-21, Heungduk-ku, Chungju, Choongchungbuk-do.


Article 2. Effect

(1) This Agreement shall become effective as of the Transfer Date under the Business Transfer Agreement dated ____________, 1998 which has been executed between the Lessor and the Lessee ("Effective Date").
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(2)  Notwithstanding the foregoing provision, if all the licenses and approvals necessary for the Lessee's use of the Leased Premises under this Agreement (including all the licenses and approvals for registration of factory under the Industrial Placement and Factory Construction Act) has not been obtained by the Transfer Date under the Business Transfer Agreement, this Agreement shall became effective from the date of completion of obtaining of such licenses and approvals, and such date of completion of obtaining of such licenses and approvals shall be deemed to be the Effective Date under this Agreement.


Article 3. Term of Lease

(1) The term of lease under this Agreement shall be five (5) years from the Effective Date of this Agreement.

(2) If the Lessor wishes to terminate this Agreement in the middle of the term of this Agreement, it shall give a written notice to the Lessee twelve (12) months prior to the date of the termination of this Agreement. If the Lessee wishes to terminate this Agreement in the middle of the term of this Agreement or the extended term, it shall give a written notice to the Lessor six (6) months prior to the date of the termination of this Agreement. However, despite this provision, the Lessor shall not terminate this Agreement within three (3 )) years from the Effective Date of this Agreement.

(3) The term of this lease as described in the previous Paragraph shall be automatically renewed for one (1) year unless there is notice of rejecting the renewal from a party three (3) months prior to the expiration of the term. The conditions of the renewed lease during the renewed lease term shall be the same as those of this Agreement unless there is any separate agreement between the parties.


Article 4. Security Deposit and Monthly Rent

(1)  The Parties shall agree not to give nor to receive any security deposit.

(2) The Lessee shall agree to pay Lessor a monthly rent calculated as provided in the "Standards for Calculation of Monthly Rent" which is attached hereto as the Attachment 4 by a separate agreement between both parties. However, monthly rent is exclusive of the value added tax, and the value added tax shall be borne by the Lessee.

(3) The monthly rent as provided in the previous Paragraph shall be deposited to the account designated by the Lessor by the fifteenth (15th) day of each month in cash. However, if the date of payment is a holiday, the monthly rent shall be paid on the following day. In case that the term of the first payment date after execution of this Agreement and the last monthly term of this Lease is less than one (1) month, the monthly rent for the above term shall be calculated and paid on the number of days.

(4) If the Lessee fails to pay by the date of payment provided in the foregoing Paragraph (3), the Lessee shall pay the default interest at the average default interest rate of general loan of general commercial banks additionally.

(5)  Adjustment of Rent

     1. Regular adjustment: The parties shall adjust monthly rent to be paid in the following year by applying the "Standards for Calculation of Monthly Rent" described in the Attachment 4 one (1) month prior to the completion of each one (1) year period during the term of this Lease.

     2. Irregular adjustment: In case of any of the following events, both parties may from time to time adjust monthly rent through agreement by both parties.

           A. If any and all taxes and public imposts to be borne by the Lessor in connection with the Leased Premises is changed by 20% or more in comparison with any and all taxes and public imposts at the time of the calculation of final rent.

           B. If interest rate of fixed deposit with maturity of one (1) year of commercial banks is changed by 20% or more in comparison with the interest rate at the time of the calculation of final rent.

           C. If the consumer price index published by the Bank of Korea is changed by 20% or more in comparison with the consumer price index at the time of the calculation of final rent.

           D. If the value of the Leased Premises is changed by 20% or more through change of publicly notified land price and revaluation of assets by the Lessor.

     3. If both parties fail to reach an agreement on the adjusted amount of the rent in accordance with the foregoing Paragraphs (1) and (2), the adjusted amount shall be based on appraisal by the Korea Appraisal Board or professional appraisal institution agreed by the parties.


Article 5. Transfer, Sub-lease, Disposition and Registration of Lease Right

(1) The Lessee shall not assign its rights and obligations under this Agreement to any third party and shall not sublease the whole or any part of the Leased Premises to any third party without prior consent from the Lessor.

(2) The Lessor shall not sell or transfer the Leased Premises to any third party during the term of this Lease. The Lessor shall not additionally establish kun-mortgage, "yangdo dambo" and any other security (hereinafter "Mortgage") on the Leased Premised without the Lessee's prior consent, except for security, such as kun-mortgage which has already been established on the Leased Premises.

(3) Notwithstanding the Lessor's covenant as described in the Paragraph (2), if title of the Leased Premises is transferred, the Lessor shall take all steps which is necessary for it to cause new owner to assume all obligations as the Lessor under this Agreement. In addition, the Lessor shall bear all expenses and costs arising in performing such obligations.

(4) If requested by the Lessee, the Lessor shall agree to complete the registration for establishment of lease right upon the Leased Premises in the name of the Lessee.


Article 6. Alteration in the Leased Premises

(1) The Lessee may, at its expense, alter the Leased Premises during the term of this lease with prior consent of Lessor. In the event of any minor alteration in which the original structure undergoes no change, the Lessee may notify the Lessor thereof later.

     A. Lay-out, installation or alteration which is necessary for the business operation, such as installing partitions or lighting facilities;

     B. Installation of utilities such as telecommunications including telephone, electricity, water supply or drainage;

     C. Installation or attachment of signs and advertising materials within the scope permitted by the relevant laws and regulations;

     D. Other work which are necessary for the business activities within the scope resulting in no significant change to the original structure of the Leased Premises.

(2) The Lessee shall preserve, use and realize profit from, the Leased Premises with due care during the term of this lease. In addition, upon altering the Leased Premises, the Lessee shall comply with the relevant laws and regulations.


Article 7. Maintenance of the Leased Premises

(1) The Lessor shall be liable for maintenance of any basic properties of the Leased Premises

     (structure, fire preventive area, rooftop water proofing and exterior decoration). In the event that such properties are to be repaired due to their wear and tear, discoloration or functional difficulty, the Lessor shall, at its expense, repair them. The expenses for repair and maintenance of the building interior materials shall be borne by the Lessee.

(2) The Lessor shall be liable to maintain, preserve and repair the electricity, water, air conditioning, sewage and waste water facilities, steam related facilities and piping facilities all of which are installed outside the Leased Premises since those facilities are essential for use of the Leased Premises. The Lessee shall be liable to maintain, preserve and repair the facilities which are installed inside the Leased Premises.

(3) The Lessee shall be liable to maintain, preserve and repair any facilities which it has installed into or altered on the Leased Premises upon its necessity.

(4) The Lessee may use the land owned by the Lessor for the purpose of use as parking lot and other facilities attached to the Leased Premises within a reasonable scope. However, the Lessee shall separately consult with the Lessor on the terms and conditions of the use.

(5) In regard to the same building shared between Lessee and Lessor, the Lessee shall permit the Lessor to use (have access to, store or load) the portion of the Leased Premises leased by the Lessee to the extent that the Lessor has a need to use the area.


Article 8. Insurance and Taxes and Public Imposts

(1) The Lessor shall, at its expense, take out an insurance in order to protect the building used as factory, warehouse, dormitory and laboratory, and its interior fixtures and facilities from fire, flood and other risks as the Lessor deems necessary. However, at the Lessee's request, the Lessor shall cause the Lessee to be the co-insured of the insurance, and the Lessee shall bear the additional insurance premium incurred therefrom. The Lessee shall, at its expense, take out the insurance in order to protect any materials, products, machinery, equipment, furniture and other fixtures which Lessee has installed or stored in the Leased Premises from fire, flood or other risks which the Lessee deems necessary.

(2) The Lessor shall pay all taxes and public imposts imposed on the Leased Premises. Any tax imposed on the business place shall be borne by the Lessee. Upon a separate consultation, the Lessee shall pay for the utilities and facilities related to use of the Leased Premises, including that of telephone, electricity, heating, water and other similar facilities.


Article 9. Indemnity

The Lessee shall not be liable for all losses and damage to the Lessor due to Acts of God or any force majeure cause, including destruction, damage or loss of the Leased Premises. The Lessor shall not be liable for all losses and damage to the Lessee due to the same cause indicated above including destruction, damage or loss of the Lessee's belongings installed or stored by the Lessee in the Leased Premises.


Article 10. Termination

(1) In any of the following cases, the Lessor may terminate this Agreement by giving two (2) week prior written notice to the Lessee:

     A. When the Lessee delays payment of the monthly rent hereunder twice or more, or when the Lessee commits a breach of any of its obligations under this Agreement that is not remedied within 30 days from the giving of written notice requiring said breach to be remedied;

     B. When attachment, preliminary attachment, preliminary injunction or coercive collection is executed against the Lessee or its properties;

     C. When the Lessee transfers any significant portion of its assets or businesses to a third party or such portion is merged into or undertaken by a third party;

     D. When the procedures of reorganization, composition, bankruptcy or liquidation are executed against the Lessee, or when the Lessee or its creditors apply for execution of such procedure;

     E. When the relevant financial institutions have rejected to pay or suspended the payment of, promissory notes or checks issued, endorsed, undertaken or guaranteed the payment by the Lessee.

(2) Upon occurrence of any of the following causes, the Lessee may terminate this Agreement by giving two (2) week prior written notice to the Lessor:

     A. When the Lessor commits a breach of any of its obligations under this Agreement that is not remedied within 30 days from giving a written notice requiring said breach to be remedied;

     B . When the procedures of reorganization, composition, bankruptcy or liquidation are executed against the Lessor, or when the Lessor or its creditors apply for execution of such procedure;

     C. When the relevant financial institutions have rejected to pay or suspended the payment by, promissory notes or checks issued, endorsed, undertaken or guaranteed for payment by the Lessor.

(3) Upon termination or expiration of this Agreement, the Lessee shall, at the Lessor's request, immediately restore the Leased Premises to their original condition and shape at its expense and then surrender them to the Lessor. In addition, the Lessee shall deregister the registration of leasehold right which has been established on the Leased Premises. If the Lessee delays to surrender the Leased Premises, the Lessee agrees to pay the amount equal to three times the monthly rent as set forth in Article 4 for the delayed time as penalty.

(4) Upon termination or expiration of this Agreement, the Lessor shall not be liable to purchase any and all portions of the Leased Premises newly installed, altered or changed by the Lessee, nor to reimburse the expenses to the Lessee.


Article 11. Compensation for Damage

(1) When either party breaches its obligation hereunder and causes damage to the other party, the breaching party shall compensate the damage directly incurred by the other party.

(2) When the Lessee, its employee, supplier or customer causes damage to the Leased Premises or other property of the Lessor, the Lessee shall forthwith notify the Lessor of it and compensate such damage incurred therefrom.

(3) When a third party requires to surrender the Leased Premises or when there exist any encumbrances on the Leased Premises, the Lessor shall protect it against such request or encumbrances at its own expense and under its responsibility in order for the Lessee to continuously use the Leased Premises.


Article 12. Governing Law

The laws of the Republic of Korea shall apply to the execution, enforcement and interpretation of this Agreement. Any and all disputes arising from or in connection with this Agreement shall be settled by submitting them to the competent court of the Seoul District Court.


Article 13. General Provisions

Any matters which are not specified in this Agreement shall be determined under mutual agreement of the parties in accordance with the relevant laws and regulations and general commercial practices.

IN WITNESS WHEREOF, this Agreement shall be executed in duplicates and the Lessor and the Lessee shall sign and affix their seals on this Agreement and keep one copy each.



                                                   June 30, 1998


Lessor: Hyundai Electronics Industries Co., Ltd.
             San 136-1, Ami-ri, Bubal-eup, Echon-si, Kyunggi-do
             Representative Director Young Hwan Kim (seal)


Lessee:      ChipPAC Korea
             San 136-1, Ami-ri, Bubal-eup, Echon-si, Kyunggi-do
             Representative Director               (seal)


Officer's Certification
-----------------------

I, Tony Lin, hereby represent that this English translation is a fair and accurate translation.

By:  /s/ Tony Lin
    ------------------
Title: Chief Financial Officer
       ChipPAC, Inc.
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Attachment 1


           Area of Use and Location of Semiconductor Assembly Factory

                                                        Unit: Square Meter

----------------------------------------------------------------------------------------
             Area for                                Area for                      Total
             Exclusive Use                           Common Use
          --------------------------------------------------------------------
             Leased     Total area     Rate          Leased      Total area
             area                      of use        area*
----------------------------------------------------------------------------------------
IF            8,628       15,002          58%         5,307         9.228         13,935
----------------------------------------------------------------------------------------
2F            3,385        5,98l          57%            40            70          3,425
----------------------------------------------------------------------------------------
3F           14,857       22,414          66%            33            50         14,890
----------------------------------------------------------------------------------------
Total        26,870       43,397          62%         5,380         9,348         32,250
----------------------------------------------------------------------------------------

* Area for common use is calculated by multiplying total area for common use by the rate of area for exclusive use.

Attachment 2



                   Area of Use and Location of Test House

Attachment 3



                 Area of Use and Location of Chungju Factory
                           and Ancillary Facilities

Attachment 4


                  Standard for Calculation of Monthly Rent


The parties agree with the following standard of calculation of monthly rent in accordance with Article 4, Paragraph (2) of the Lease Agreement:


1. The monthly rent shall be the total amount of the land rental fee for the area of land deemed to be used plus the rent of the leased building:

2. The rental fee for the area of land deemed to be used shall be calculated as follows:

     Land use fee = (Interest to be paid per square meter + general land tax per square meter) x the area of land deemed to be used (in the unit of square meter)

       - Interest to be paid = The price of the land deemed to be used x average interest rate of a time deposit with maturity of one year of the commercial banks

                However, with respect to the initial term of lease of one (1) year, the average interest rate of a time deposit with maturity of one Year of the commercial banks shall be 18%.

       - The price of the land deemed to be used shall be the higher one between the book value and publicly notified land price of the land deemed to be used.

       - General land tax = Publicly notified land price x tax exemption rate
                            (31%) x tax rate (0.36%)

                The tax exemption rate shall refer to the rate applied under the municipal ordinance of Icheon-si.

       - Area of land deemed to be used:

          When the Lessee leases the entire building, the area of land deemed to be used shall refer to the area of the ground of the Leased Premises. When the Lessee leases a part of the building, it shall refer to the area calculated by multiplying the rate of use (calculated by multiplying the area of Leased Premises total area of the relevant building) by the area of ground of the building. The area of land deemed to be used for each Leased Premises shall be as follows:

          i)   Semiconductor assembly factory:

               34,185m/2/ (28,482m/2/ for exclusive use, 5,703m/2/ for common use)

          ii)  Test House:

               4,464m/2/ (3,651m/2/ for exclusive use, 813m/2/ for common use)

          iii) Chungju factory and ancillary facilities:

               7,997m/2/

          iv)  Buildings No. 3, No. 4 and No. 5 of Chungwoon Dormitory:

               21,695m/2/

          v)   Chungju Dormitory:

               3,026m/2/


3.   The rent of the Leased Premises shall be calculated as follows:

     Rent of the Leased Premises

     = (Total area of the Leased Premises including area for common use x interest to be paid for each square meter of the building) + (depreciation cost + taxes and dues + maintenance cost) x rate of use

     -   Interest to be paid = The Book value of the building x average interest rate of a time deposit with maturity of one year of the commercial banks

               However, with respect to the initial term of lease of one (1) year, the average interest rate of a time deposit with maturity of one year of the commercial banks shall be 18%.

     -   Depreciation cost = Acquisition price of the building to which the
                             Leased Premises belong number of years of depreciation
     -   Taxes and dues:

                                                                  Exhibit 10.7.1
                                                                  --------------

                              Amendment Agreement


Hyundai Electronics Industries Co., Ltd. (the "Hyundai") and ChipPAC Korea, Ltd. (the "ChipPAC") agrees to amend the lease agreement (the "Agreement") executed between the parties as of June 30, 1999 as follows.

A. Paragraph 2 of Article 3 of the Agreement (Term of Lease) shall be amended as follows.

     (2) If one of the parties to the Agreement wishes to terminate the Agreement in the middle of the term or the extended term of the Agreement, such party shall give a written notice to the other party twelve (12) months prior to the date of termination of the Agreement. However, no party shall terminate the Agreement within two (2) years from the Effective Date of this Agreement.

B. Paragraph 2 and 5 of Article 4 of the Agreement (Security Deposit and Monthly Rent) shall be amended as follows.

     (2) The Lessee shall pay the Lessor three hundred ninety seven million four hundred thirteen thousand Won (397,413,000 Won) on a monthly basis for the one (1) year term as a monthly rent in consideration of the use of the land as set forth in Paragraph 4 of Article 7 of the Agreement and the lease of Leased Premises as set forth in Article 1 of the Agreement. However, the monthly rent is exclusive of the value added tax, and the value added tax shall be borne by the Lessee.

     (5) A monthly rent to be paid to the Lessor by the Lessee shall be adjusted upward on a yearly basis, whereby a monthly rent shall be the amount of the monthly rent of the previous year plus five (5) percent of such a monthly rent according to the Agreement.

C.   The entire Appendix 4 of the Agreement (Standard for Calculation of Monthly
     Rent) shall be removed.

D. The terms of the Agreement which are not explicitly amended or altered herein shall be deemed to have the same effects as in the Agreement.